EXHIBIT 1.4

AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 2 to the Amended and Restated Rights Agreement, dated as of October 19, 2004 (this “Amendment”), is entered into by and between Flow International Corporation, a Washington corporation (the “Company”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are party to that certain Amended and Restated Rights Agreement dated as of September 1, 1999, as amended as of October 29, 2003 (as so amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment at a meeting of the directors duly called and held; and

WHEREAS, pursuant to and in accordance with Section 27 of the Rights Agreement, the parties desire to further amend the Rights Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreement set forth herein and in the Rights Agreement, the parties hereto agree as follows:

1. Amendment. Each of the following sections of the Rights Agreement are hereby amended such that each reference to 10% in such section shall be changed to 15%:

(a) the definition of “Threshold Percentage” in Section 1 of the Rights Agreement; and

(b) page one and page two of Exhibit C to the Rights Agreement.

2. Full Force and Effect. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect. In the event of any conflict between this Amendment and the Rights Agreement or any part of either of them, the terms of this Amendment shall control.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the day and year first above written.

FLOW INTERNATIONAL CORPORATION

By:
Name:	Stephen D. Reichenbach
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By:
Name:
Title: